Exhibit 10.1

May 11, 2016

Mr. Eric T. Converse

6893 Sladek Road

New Hope, PA 18938

RE:	Separation and Release Agreement

Dear Eric:

As you are aware, VirtualScopics, Inc. (the “Company”) has entered into an Agreement and Plan of Merger (the “Merger Agreement”) with BioTelemetry, Inc., a Delaware corporation (the “Purchaser”) and BioTelemetry Research Acquisition Corporation, a Delaware corporation and a direct, wholly-owned subsidiary of Purchaser (the “Merger Sub”) pursuant to which Merger Sub will be merged with and into the Company with the result that the Company will become a wholly owned subsidiary of the Purchaser (the “Merger”). As a result of such Merger, the Purchaser and the Company have determined that your services will no longer be necessary and, as such, desire to terminate your employment as provided herein.

The purpose of this Separation and Release Agreement (the “Agreement and General Release”) is to memorialize the terms of the separation of your employment with the Company, which will be consistent with those rights and benefits you are entitled to receive under your employment agreement, dated July 23, 2014, with the Company (the “Employment Agreement”) upon a termination by the Company without Cause, and as set forth hereinafter.

Termination Date

The effective date of the termination of your employment with the Company will be the Effective Time of the Merger (“Termination Date”).

Resignation as Officer and Director of the Company

You acknowledge and agree that, effective as of the Termination Date, you will be deemed to have resigned from all positions then held as an officer as well as a member of any board of directors, and any committee thereto, throughout the Company and its subsidiaries and affiliates.

Accrued Obligations

The Company will pay to you any unpaid compensation you have earned through the Termination Date, which shall include amounts payable for any accrued but not yet taken paid time off (less applicable withholding and employment taxes), which shall be paid to you on the first payroll date after the Termination Date.

In addition, any benefits that you have accrued under the Company’s qualified retirement plan will be provided to you in accordance with the terms and conditions set forth in such plan.

For purposes of this Agreement and General Release, the amounts described above in this section shall be referred to as the “Accrued Obligations”.

Separation Benefits

Since your employment is being terminated by the Company without Cause, the Company will pay and/or provide to you the following in accordance with your Employment Agreement solely in the event that you do not revoke your execution of this Agreement and General Release within the time permitted by law:

•	a lump sum cash amount equal to $243,750, which represents seventy five percent (75%) of your base salary in effect immediately prior to the Termination Date, less applicable withholding and employment taxes, payable within forty-five (45) days after the Termination Date in accordance with Section 4(e)(i) of the Employment Agreement, subject to any adjustments required by Section 4(e)(iii) therein (the “Change in Control Bonus”);

•	continuation of your base salary in effect immediately prior to the Termination Date, less applicable withholding and employment taxes, for a period of six (6) month after the Termination Date, payable in accordance with the Company’s regular payroll processing;

•	continuation of the benefits you have been receiving immediately prior to the Termination Date in accordance with Section 4(c) for a period of six (6) month after the Termination Date, payable or provided at the same time and in the same manner as if your employment had not terminated; and

•	a prorated portion of the annual bonus that you would have otherwise been entitled to receive under Section 4(b) of the Employment Agreement for 2016, if any, payable at the same time and in the same manner as if your employment had not terminated.

For purposes of this Agreement, the amount described above in this section shall be referred to as the “Separation Benefits” and, along with the Accrued Obligations, shall be paid to you in full satisfaction of any and all of your rights under the Employment Agreement and any other agreements entered into by and between the Company, its affiliates and you in connection with your employment with the Company.

Equity Awards

You hereby acknowledge and agree that all of your equity awards that have been granted to you by the Company that continue to be outstanding immediately prior to the Effective Time of the Merger shall be treated in accordance with Section 6.4 of the Merger Agreement.

Survival of Certain Provisions and Agreements

As of the Termination Date, you acknowledge and agree that this Agreement and General Release shall supersede and replace all benefits, rights and obligations to you under the Employment Agreement, other than Section 4(e)(iii) (“Sections 280G and 4999 of the Code”) Section 9 (“Confidentiality, Commitments by Executive Officer”) and Section 10 (“Arbitration”), as well as that certain Confidentiality and Non-Competition Agreement, dated July 23, 2014, by and between you and the Company, which shall remain in full force and effect, and that this Agreement and General Release set forth all compensation and benefits to which you are entitled under the Employment Agreement and any other agreements entered into by and between the Company, its affiliates and you in connection with your employment with the Company.

Release Of Claims Against The Company

In exchange for and as a condition to receiving the Separation Benefits, except as set forth in the General Release, you shall knowingly and willingly release the Company, Purchaser and their respective subsidiaries and affiliates from any kind of claim you have arising out of or related to your employment and/or the termination of your employment with the Company by executing the Agreement and General Release on or after the Termination Date.

Non-Disparagement; Cooperation/Assistance

Mutual Non-Disparagement: Each party hereto agrees that, except as permitted or required by applicable law, it or you will not directly or indirectly: (i) disparage or say or write negative things about the other party or their officers, directors, agents, or employees; or (ii) initiate or participate in any discussion or communication that reflects negatively on the other party and their officers, directors, agents, or employees. A disparaging or negative statement is any communication, oral or written, which would tend to cause the recipient of the communication to question the business condition, integrity, competence, fairness, or good character of the person or entity to whom the communication relates.

The foregoing provision and all other provisions herein do not restrict any party hereto from cooperating with any government investigation or testifying if so required by subpoena or as otherwise required by law. Each party hereby represents and agrees that it or you shall not now or ever in the future authorize, verbally, in writing or electronically, any formal public statement that is disparaging, derogatory or otherwise inflammatory about the other party to any third party, and that it or you have not and will not make or solicit any formal public comments, statements or the like that may be considered derogatory or detrimental to the other party’s good name and business reputation.

Cooperation and Assistance: Upon reasonable notice and at reasonable times, you agree to assist and cooperate with the Company, by telephone or video conference or otherwise, concerning business or legal related matters about which you possess relevant knowledge or information. Such cooperation shall only be provided at the Company’s specific request and will include, but not be limited to, assisting or advising the Company with respect to any business-related matters or any actual or threatened legal action (including testifying in depositions, hearings, and/or trials) about which you possess relevant knowledge or information. In addition, you agree to promptly inform the Company if any person or entity contacts you in an effort to obtain information about the Company. The Company agrees to reimburse you for all reasonable and necessary costs and expenses incurred in connection with such cooperation.

Severability; Entire Agreement; No Oral Modifications; No Waivers

If a court of competent jurisdiction determines that any of the provisions of this Agreement and General Release are invalid or legally unenforceable, all other provisions of this Agreement and General Release shall not be affected and are still enforceable. This Agreement and General Release are intended to be a single integrated contract expressing our entire understanding regarding the subjects it addresses. As such, it supersedes all oral and written agreements and discussions that occurred before the time you sign each of them except as to any obligations you may owe to the Company as described in the “Survival of Certain Provisions and Agreements” section above that remain in effect. This Agreement and General Release may be amended or modified only by an agreement in writing signed by two (2) executive officers of the Company and you. The failure by the Company or you (i) to declare a breach, or (ii) to otherwise assert rights under this Agreement and General Release, shall not be construed as a waiver of any of rights under this Agreement and General Release.

Governing Law; Venue; Waiver of Jury Trial

This Agreement and General Release shall be governed by the laws of the State of New York applicable to contracts executed and performed within that State and without respect to conflict of laws principles. The parties hereto irrevocably and unconditionally (i) agree that any suit, action or legal proceeding arising out of or relating to this separation agreement and General Release shall be brought in the courts of record of the State of New York in Monroe County or the court of the United States, District of New York; and (ii) consent to the jurisdiction of each such court in any suit, action or proceeding. THE PARTIES HEREBY IRREVOCABLY WAIVE THEIR RIGHT TO A JURY TRIAL.

Acknowledgements and Certifications

You acknowledge and certify that:

•	you have read and you understand all of the terms of this Agreement and the General Release on Exhibit A, and are not relying on any representation or statement, written or oral, not set forth in the Agreement and the General Release;

•	you are signing the Agreement, and shall sign the General Release, knowingly and voluntarily;

•	you have been advised to consult with an attorney before signing the Agreement and the General Release;

•	you have the right to consider the terms of this Agreement and General Release for 21 days; however, you do not have to take all 21 days to consider it, and if you take fewer than 21 days to review this Agreement and General Release, you expressly waive any and all rights to consider this Agreement and General Release for the balance of the 21-day review period; and

•	the General Release includes a release of any claim you might have under the Age Discrimination in Employment Act (which we call “ADEA Claims”). For seven (7) days after signing the General Release, you have the right to revoke your release of ADEA Claims. To revoke your release of any ADEA Claims, you must inform the Company of your revocation within seven (7) days of having signed the General Release. You should fax your written revocation to the Company at (866) 924-2463. You should understand that revoking your release of ADEA Claims does not revoke your release of other claims that you have released in the General Release, nor does it affect the validity or remainder of this Agreement and General Release in any way; and

•	you and the Company agree that any changes that have been made to this Agreement and General Release from the version originally presented to you do not extend the 21-day period you have been given to consider this Agreement and General Release, whether those changes are deemed material or non-material.

IF YOU SIGN THIS DOCUMENT AND EXHIBIT A BELOW, IT BECOMES A LEGALLY ENFORCEABLE AGREEMENT EFFECTIVE ON THE DATE SIGNED BY THE COMPANY.

Dated: May 11, 2016	/s/ Eric T. Converse
ERIC T. CONVERSE

Dated: May 11, 2016	VIRTUALSCOPICS, INC.

	By:	/s/ Heather C. Getz
	Name:	Heather C. Getz
	Title:	Treasurer

EXHIBIT A

GENERAL RELEASE OF CLAIMS

In consideration of the Separation Benefits to be paid to me by VirtualScopics, Inc. and its subsidiaries and affiliates (collectively, the “Company”) under my Separation and Release Agreement with the Company, dated May 11, 2016 (the “Separation Agreement”), I, on behalf of myself and all of my heirs, executors, administrators and assigns, hereby fully and forever release and discharge the Company, Purchaser and their respective directors, officers, employees, agents, successors, predecessors, subsidiaries, parent, affiliates, shareholders, employee benefit plans and assigns (together called the “Releasees”), from all known and unknown claims and causes of action including, without limitation, any claims or causes of action arising out of or relating in any way to my employment with the Company, including, without limitation, the termination of my employment and any rights and benefits under the Employment Agreement (as defined in the Separation Agreement) and any other agreements entered into by and between the Company and you in connection with your employment with the Company.

I understand and agree that this General Release of All Claims (“Release”) is a full and complete waiver of all claims including, without limitation, claims of wrongful discharge, constructive discharge, breach of contract, breach of the covenant of good faith and fair dealing, harassment, retaliation, discrimination, violation of public policy, defamation, invasion of privacy, interference with a leave of absence, fraud, estoppel, personal injury, emotional distress or other common law claims and claims under Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the Equal Pay Act of 1963, the Americans With Disabilities Act, the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967 (ADEA), the Older Workers Benefit Protection Act, the Conscientious Employee Protection Act, the Family Medical Leave Act, the Retirement Income Security Act of 1974 (ERISA), or any other federal or state law or regulation relating to employment or employment discrimination. I fully understand and agree that this Release includes all claims, known and unknown, to the greatest extent permitted by applicable law. However, this Release covers only those claims that arose prior to the execution of this Release. Execution of this Release does not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Release.

I also hereby agree that nothing contained in this Release shall constitute or be treated as an admission of liability or wrongdoing by the Releasees or me.

If any provision of this Release is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and the court shall enforce all remaining provisions to the full extent permitted by law.

This Release and the Separation Agreement, as well as the agreements and plans referred to therein, constitute the entire agreement between me and Releasees with regard to the subject matter of this Release. They supersede any other agreements, representations or understandings, whether oral or written and whether express or implied, which relate to the subject matter hereof. This Release may only be modified in a written document signed by me and a duly authorized officer of the Company.

I agree that the Company shall have no duty to provide to me the Severance Benefits described in the Separation Agreement unless and until I have returned to the Company any and all of the Company’s property in my possession or under my control (including, but not limited to, cellular phones; computers; keys; credit cards; access badges; company files or documents, including copies thereof; or facsimile machines).

I agree not to disclose to others the terms of this Release, except that I may disclose such information to my spouse and to my attorney or accountant in order for my attorney or accountant to render services to me related to this Release.

I hereby acknowledge that I have read and understand this Release and that I sign it voluntarily and without coercion. I further acknowledge that I was given an opportunity to consider and review this Release and to consult with an attorney of my own choosing at my own expense concerning the waivers contained in this Release and that the waivers are knowing, conscious and with full appreciation that at no time in the future may I pursue any of the rights that I waived in this Release.

I understand that I have the right to consult with an attorney before signing this Release. I also understand that, as provided under the Older Workers Benefit Protection Act of 1990, I have 21 days after receipt of this Release to review and consider this Release, discuss it with an attorney of my own choosing, and decide to sign it or not sign it. I also understand that I may revoke this Release during a period of seven (7) days after I sign it (the “Revocation Period”) and that this Release will not become effective until the eighth day after I sign it (and then only if I do not revoke it). In order to revoke this Release, within seven (7) days after I sign this Release I must deliver to the Company a letter expressly stating that I am revoking this Release.

I understand that if I choose to revoke this Release during the Revocation Period, I will not receive any Separation Benefits and the Release will have no effect.

Notwithstanding anything to the contrary in this Release, nothing herein constitutes a release or waiver by me of (i) the Company’s obligations to me under the Separation Agreement; (ii) any rights or claims that may arise as a result of events occurring after the termination of my employment with the Company; (iii) any claim for indemnification or advances in connection therewith under the Company’s policies; or (iv) any rights which I am prohibited from releasing or waiving by law.

Before signing my name to this Release, I state that:

I have read it,

I understand it,

I know that I am giving up important rights,

I am aware of my right to consult an attorney before signing it, and

I have signed it knowingly and voluntarily.

Date: May 11, 2016	/s/ Eric T. Converse
Eric T. Converse

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